Exhibit 5.1

[Debevoise & Plimpton LLP Letterhead]

December 17, 2009

Westpac Banking Corporation
Westpac Place
275 Kent Street
Sydney, New South Wales 2000
Australia

Westpac Banking Corporation
Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as special New York counsel to Westpac Banking Corporation (the “Bank”), a corporation incorporated in the Commonwealth of Australia (“Australia”) under the Corporations Act 2001 of Australia and registered in New South Wales, in connection with the filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form F-3 (the “Registration Statement”), relating to the offer and sale by the Bank from time to time of (i) senior debt securities of the Bank (the “Senior Debt Securities”) to be issued pursuant to an Indenture (the “Base Senior Indenture”), dated as of July 1, 1999, between the Bank and The Bank of New York Mellon, as successor to The Chase Manhattan Bank, as trustee (the “Senior Trustee”), as supplemented and amended by the First Supplemental Indenture, dated as of August 27, 2009, between the Bank and the Senior Trustee (the “First Supplemental Indenture”), and as further supplemented by the Second Supplemental Indenture, dated as of November 19, 2009, between the Bank and the Senior Trustee (together with the Base Senior Indenture and the First Supplemental Indenture, the “Senior Indenture”) and (ii) subordinated debt securities of the Bank (the “Subordinated Debt Securities” and, together with the Senior Debt Securities, the “Debt Securities”) to be issued pursuant to an Amended and Restated Subordinated Indenture (the “Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”), dated as of May 15, 2003, between the Bank and The Bank of New York Mellon, as successor to JPMorgan Chase Bank, as trustee (the “Subordinated Trustee” and, together with the Senior Trustee, the “Trustee”).

In rendering the opinions expressed below, (a) we have examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Bank and such other instruments and certificates of public officials and officers and representatives of the Bank as we have deemed necessary or appropriate for the purposes of such opinions, (b) we have examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials and officers and representatives of the Bank delivered to us and (c) we have made such investigations of law as we have deemed necessary or appropriate as a basis for such opinions.  In rendering the opinions expressed below, we have assumed with your permission, without independent investigation or inquiry, (i) the power and authority of the Trustee to enter into and perform its obligations under each of the Indentures, (ii) the due authorization, execution and delivery of each of the Indentures by the Trustee and (iii) the enforceability of each of the Indentures against the Trustee and the Subordinated Indenture, in so far as it is governed by the laws of Australia, against the Bank.

Based upon and subject to the foregoing and the assumptions, qualifications and limitations hereinafter set forth, we are of the opinion that:

1.                                       When (i) the terms of the Senior Debt Securities have been duly authorized and approved by all necessary action of the Board of Directors of the Bank (the “Board of Directors”) or a duly authorized officer of the Bank pursuant to authority duly delegated by the Board of Directors of the Bank (an “Authorized Officer”), (ii) the terms of the Senior Debt Securities have been duly established in accordance with the Senior Indenture and so as not to violate any applicable law, rule or regulation or result in a default under or breach of any agreement or instrument binding upon the Bank and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Bank and (iii) the Senior Debt Securities have been duly executed, authenticated, issued and delivered as contemplated by the Registration Statement and any prospectus supplement relating thereto and in accordance with the Senior Indenture and any underwriting agreement relating to such issuance, against payment of the consideration fixed therefor by the Board of Directors or an Authorized Officer, the Senior Debt Securities will be validly issued and will constitute valid and binding obligations of the Bank enforceable against the Bank in accordance with their terms.

2.                                       When (i) the terms of the Subordinated Debt Securities have been duly authorized and approved by all necessary action of the Board of Directors or an Authorized Officer, (ii) the terms of the Subordinated Debt Securities have been duly established in accordance with the Subordinated Indenture and so as not to violate any applicable law, rule or regulation or result in a default under or breach of any agreement or instrument binding upon the Bank and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Bank and (iii) the Subordinated Debt Securities have been duly executed, authenticated, issued and delivered as contemplated by the Registration Statement and any prospectus supplement relating thereto and in accordance with the Subordinated Indenture and any underwriting agreement relating to such issuance, against payment of the consideration fixed therefor by the Board of Directors or an Authorized Officer, the Subordinated Debt Securities will be validly issued and, in so far as they are governed by the laws of the State of New York, will constitute valid and binding obligations of the Bank enforceable against the Bank in accordance with their terms, except that we express no opinion as to the provisions of Sections 12.1, 12.2 and 12.8 of the Subordinated Indenture, which are governed by the laws of the State of New South Wales, Australia.

Our opinions set forth above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting enforcement of creditors’ rights or remedies generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) concepts of good faith, reasonableness and fair dealing, and standards of materiality.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, as currently in effect.

We have relied upon the opinion, dated today and addressed to you, of Mallesons Stephen Jaques, the Bank’s Australian counsel, as to certain matters of Australian law, and all of the assumptions and qualifications set forth in such opinion are incorporated herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Validity of Securities” in the Prospectus forming a part thereof.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Debevoise & Plimpton LLP